

Digital Advantage

for Nordic Enterprises and Societies

Important Information

This document is not an offer to sell or a solicitation of any offer to buy any securities issued by Tieto Corporation ("Tieto" or the "Company") or EVRY ASA ("EVRY") in any jurisdiction where such offer or sale would be unlawful.
In any EEA Member State, other than Finland or Norway, that has implemented Directive 2003/71/EC as amended (together with any applicable implementing measures in any member State, or as superseded, including by Regulation (EU) 2017/1129, whose main provisions will apply as from July 21, 2019, the "Prospectus Directive"), this communication is only addressed to and is only directed at "qualified investors" in that Member State within the meaning of the Prospectus Directive.
This document and the information contained herein are not for distribution in or into the United States of America. This document does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities in the United States. Any securities referred to herein have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold within the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. There is no intention to register any securities referred to herein in the United States or to make a public offering of the securities in the United States. Any securities referred to herein may be offered or sold in the United States pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder.
This document is made for the securities of a foreign company. The document is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.
It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws of the United States, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.
You should be aware that the issuer may purchase securities otherwise than under any transaction referred to herein, such as in open market or privately negotiated purchases.
In the United Kingdom, this document and any other materials in relation to the securities described herein is only being distributed to, and is only directed at, and any investment or investment activity to which this document relates is available only to, and will be engaged in only with, "qualified investors" within the meaning of Article 2(1)(e) of the Prospectus Directive who are (i) persons having professional experience in matters relating to investments who fall within the definition of "investment professionals" in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order"); or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order; or (iii) other persons to whom it may otherwise be lawfully communicated (all such persons together being referred to as "relevant persons"). In the United Kingdom, persons who are not relevant persons should not take any action on the basis of this document and should not act or rely on it.
This document is an advertisement and is not a prospectus for the purposes of the Prospectus Directive. A prospectus prepared pursuant to the Prospectus Directive will be published, which, when published, can be obtained from www.tieto.com/tietoevry. Investors should not subscribe for any securities referred to in this document except on the basis of information contained in the prospectus.
No part of this release, nor the fact of its distribution, should form the basis of, or be relied on in connection with, any contract or commitment or investment decision whatsoever. The information contained in this release has not been independently verified. No representation, warranty or undertaking, expressed or implied, is made as to, and no reliance should be placed on, the fairness, accuracy, completeness or correctness of the information or the opinions contained herein. Neither Tieto nor EVRY, nor any of their respective affiliates, advisors or representatives or any other person, shall have any liability whatsoever (in negligence or otherwise) for any loss however arising from any use of this release or its contents or otherwise arising in connection with the release. Each person must rely on their own examination and analysis of Tieto, EVRY, their respective subsidiaries, their respective securities and the Merger, including the merits and risks involved.
This release includes "forward-looking statements." These statements may not be based on historical facts, but are statements about future expectations. When used in this release, the words "aims," "anticipates," "assumes," "believes," "could," "estimates," "expects," "intends," "may," "plans," "should," "will," "would" and similar expressions as they relate to Tieto, EVRY, the Merger or the combination of the business operations of Tieto and EVRY identify certain of these forward-looking statements. Other forward-looking statements can be identified in the context in which the statements are made. Forward-looking statements are set forth in a number of places in this release, including wherever this release include information on the future results, plans and expectations with regard to the combined company's business, including its strategic plans and plans on growth and profitability, and the general economic conditions. These forward-looking statements are based on present plans, estimates, projections and expectations and are not guarantees of future performance. They are based on certain expectations, which, even though they seem to be reasonable at present, may turn out to be incorrect. Such forward-looking statements are based on assumptions and are subject to various risks and uncertainties. Shareholders should not rely on these forward-looking statements. Numerous factors may cause the actual results of operations or financial condition of the combined company to differ materially from those expressed or implied in the forward-looking statements. Neither Tieto nor EVRY, nor any of their respective affiliates, advisors or representatives or any other person undertakes any obligation to review or confirm or to release publicly any revisions to any forward-looking statements to reflect events that occur or circumstances that arise after the date of this release. The combined financial information is presented for illustrative purposes only. The combined income statement information has been calculated assuming the activities had been included in one entity from the beginning of each period. The preliminary revenue, adjusted operating profit and operating profit of the combined company have been calculated as a sum of combined financial information for the twelve months ended 31 December 2018. The combined financial information is based on a hypothetical situation and should not be viewed as pro forma financial information. This release includes estimates relating to the cost synergy benefits expected to arise from the Merger and the combination of the business operations of Tieto and EVRY, which have been prepared by Tieto and EVRY and are based on a number of assumptions and judgments. Such estimates present the expected future impact of the Merger and the combination of the business operations of Tieto and EVRY on the combined company's business, financial condition and results of operations. The assumptions relating to the estimated cost synergy are inherently uncertain and are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause the actual cost synergy benefits from the Merger and the combination of the business operations of Tieto and EVRY, if any, to differ materially from the estimates in this release. Further, there can be no certainty that the Merger will be completed in the manner and timeframe described in this release, or at all.
Both Bank of America Merrill Lynch International DAC, Stockholm Branch, a subsidiary of Bank of America Corporation, and Nordea Bank Abp are acting exclusively for Tieto in connection with the merger and for no one else and will not be responsible to anyone other than Tieto for providing the protections afforded to its clients or for providing advice in relation to the merger.

ABG Sundal Collier ASA is acting exclusively for EVRY in connection with the merger and for no one else and will not be responsible to anyone other than EVRY for providing the protections afforded to its clients or for providing advice in relation to the merger.

Today's presenters



Kimmo Alkio
President and CEO of Tieto



Per Hove
CEO of EVRY


Digital advantage to the Nordic society!
Solid Fintech value proposition
Solid position to drive cloud adoption in the Nordic market
Complementary presence and customers in Norway, Sweden and Finland
Leading technology partnerships for Nordic customers
> 5000 advanced digital consultants in the Nordics
Culture based on Nordic openness, respect and diversity

Summary of the Combination

Structure & Valuation Considerations	• The combination will be completed via a cross-border merger whereby EVRY is merged into Tieto • EVRY's shareholders will receive as merger consideration NOK 5.28 in cash plus 0.12 new shares in Tieto to be issued for each share in EVRY • Shareholders of EVRY will receive an approximate 37.5 percent economic ownership in the combined company and a total cash consideration of NOK 1.95 billion (€199.4 million)
Synergies	• Total cost synergies with an estimated full annual run-rate of around €75 million
Decision Making	• Merger Plan and Merger Agreement between the parties (signed by Tieto's and EVRY's BoD on 18 June, 2019) • The final decision on the merger is made by the Extraordinary General Meeting (EGM; 2/3 majority) of both companies
Governance	• The Shareholders' Nomination Board of the Recipient Company proposal to the EGM: Tomas Franzén will chair the Board of Directors of the combined company and Salim Nathoo, Rohan Haldea and Leif Teksum EVRY Board Directors will join the Board of Directors of the combined company upon closing. Timo Ahopelto, Tomas Franzén, Liselotte Hägertz Engstam, Harri-Pekka Kaukonen, Niko Pakalén and Endre Rangnes will be conditionally elected to continue to serve on the Board of Directors of the Combined Company. Kurt Jofs and Johanna Lamminen will resign from the Board of Directors of Tieto Corporation with effect from closing. Employees will be contemplated to have a right to nominate four Board members. • Kimmo Alkio will become the CEO of the combined company following the completion of the merger • Per Hove will work closely with Kimmo Alkio in the integration of the companies
Deal Certainty	• Tieto's and EVRY's largest shareholders (Apax holding 54% in EVRY and Cevian and Solidium holding a combined 25% in Tieto) have undertaken to vote in favor of the merger at the respective EGMs • Completion of the merger is subject to approval by EGMs in Tieto and EVRY as well as obtaining necessary merger control approvals and customary closing conditions
Timing	• Tieto's and EVRY's EGMs to be held in September 2019 at the latest • Closing expected in Q4 2019 or Q1 2020 at the latest, subject to all regulatory approvals having been obtained

Strategic Rationale

1. Creation of a Leading Nordic Digital Services Company
2. Complementary Markets and Services
3. Delivering Customer's Digital Success and Experience
4. Opportunity for Employees to Shape the Future Today
5. Strong Value Creation for Shareholders
6. Common Values and Innovation as a Foundation for Future Expansion

Creation of a Leading Nordic Digital Services Company

- One of the **leading Digital Services and Software** companies in the Nordics serving key industries across Sweden, Norway and Finland
- Stronger combined position in Sweden
- Significant employer in Digital Services and Software in Sweden, Finland and Norway with **24,000 professionals** globally
- **5,000 digital consultants** accelerating Nordic customers digital transformation
- **Competitive hyperscale platform** for cloud and infra services
- Globally competitive **product development services**
- **Strong Fintech solutions and industry software**
- **Combined revenues of €3 billion** with 25% generated from software and related services and 40% from Digital Consulting and Software R&D services

Note: EVRY financials converted at NOK/EUR = 9.6006.



Combined Revenue 2018A

€2.9 billion

Combined Adj. EBIT 2018A

€327 million (11.1%)

Complementary Markets and Services



Other
8%
Sweden (incl. Finland)
31%
€1.3bn
61%
Norway
Other
8%
Norway
10%
€1.6bn
43%
Finland
39%
Sweden
Fulfilment Services
9%
Application Services
31%
Digital Platform Services
28%
€1.3bn
32%
Consulting Services
Product Development Services
8%
Industry Solutions
30%
€1.6bn
Technology Services & Modernization
46%
15%
Business Consulting & Implementation

2018 Revenue Breakdown By Business Line & Geography

Complementary market presence

- Solid market positions in Norway and Finland based on respective strengths of EVRY and Tieto
- High complementarity and scale in Sweden, positioned for growth

Complementary scale of services and capabilities

- One of the leading Digital consulting practices in Norway, Sweden and Finland
- Complementary cloud and infrastructure managed services – scalable and competitive
- Competitive combined software business including a strong value proposition to Financial services

Source: Company Filings as of 31 December 2018. EVRY financials converted at NOK/EUR = 9.6006

Delivering Customer's Digital Success and Experience

Customer success

Realtime operations

New business models

Time-to-data

Innovation

Security

Competitive business and technology consulting	Digital thought leadership with global influencers	Investments into AI and Advanced analytics	Data platforms building customer's data assets
Capabilities for Enterprise Software and SaaS integration	Among leading capabilities for application software innovation	Advanced Customer experience, Design and eCommerce practice	Fit-for-purpose mix of global delivery capabilities for scale and innovation
Full-suite of software and services for Financial services industry	Competitive software for Oil&Gas, Utilities and Mill execution	Software and services digitalizing Nordic healthcare and experience	Globally competitive product development services
Full choice of Infra services platforms	Competitive public cloud orchestration	One of the key players in global technology ecosystem	Largest investments into Nordic digital services

Deep customer Knowledge and Trust built over 50+ years of Nordic heritage

Shaping the future of our societies - creating the most attractive place to work for digital professionals

Nordic values - openness, respect and diversity	Learning as a lifestyle – communities and thought leaders	Purposeful day-to-day-work driving sustainable societies	Engaging workplace promoting personal growth and well-being

Largest community of technology and business professionals in Norway, Sweden and Finland

2018 THOMSON REUTERS TOP 100 GLOBAL TECH LEADER

IDC FINTECH RANKINGS 2018

Whitelane Research

EQUILEAP TOP 200 2018 MAKING PROGRESS TOWARDS GENDER EQUALITY

universum

Value Creation for Shareholders

Cost Synergies

- Delivery efficiency
- SG&A optimization
- Procurement optimization
- Portfolio and site rationalization

Annual run-rate cost synergies of:

€75 million

60% achieved by 2021
and ~90% by 2022

Total one-off implementation costs
of €120-140 million (until 2023)

Revenue Synergies

- Application modernization
- Digital consulting
- Public cloud and consulting
- Financial Services expansion and other industry software

Revenue synergies provide
further upside longer term

The combined company anticipates to continue with attractive dividend practice

Positioned to grow above market and build scale


Public Sector Proposition
Nordic Public Cloud Drive
Financial Services
Nordic Digital Consulting
Product Development Services
Global Delivery
tieto EVRY

Opportunity to

Grow above market

Continuously improve scale

Expand to new markets

Combined Income Statement Information (IFRS)



Financial year 2018 (IFRS)			
€m	Combined	Tieto	EVRY
Revenue	2,944	1,600	1,345
Adjusted EBIT[(1)]	327	163	165
Adjusted EBIT Margin[(2)]	*11.1%*	*10.2%*	*12.2%*
EBIT	261	155	107
EBIT Margin,%	*8.9%*	*9.7%*	*7.9%*

** Source: Company Filings as of 31 December 2018. EVRY financials converted at NOK/EUR = 9.6006.*

Merger Consideration

Merger **consideration**

- Total of 44.3 million new shares issued by Tieto (0.12 new shares in Tieto to be issued for each share in EVRY)
- Cash payment of NOK 1.95 billion (EUR 199.4 million) to the shareholders of EVRY
- The value of the transaction is dependent on Tieto's share price at the date of closing

…with a **premium**

Based on the 17 June 2019 closing share price, the offer represents a premium of

- 13.6% premium to EVRY's 3M VWAP of NOK 31.23 per share*
- 15.4% premium to EVRY's current (17th June) share price of NOK 30.75 per share

Transaction


tieto
Current Shareholders
EVRY
Current Shareholders
Cash and Shares
Ownership
tieto EVRY
EVRY
Transfer of Assets

Post Transaction Structure


tieto
Current Shareholders
EVRY
Current Shareholders
62.5%
37.5%
tieto EVRY

Note: Dividend adjusted 3M VWAP (excluding dividend of NOK 1.75 for dates prior to ex-dividend date)

Illustrative Post Transaction Shareholder Structure

Top 8 Shareholders in the Combined Company [1]		
Shareholder	**% Capital**	**% Votes**
Apax Partners	20.4%	20.4%
Cevian Capital	9.4%	9.4%
Silchester	7.8%	7.8%
Solidium	6.3%	6.3%
Folketrygdfondet	2.0%	2.0%
Polygon	2.0%	2.0%
Ilmarinen Mutual Pension Insurance	1.2%	1.2%
State Street and Trust Company	1.2%	1.2%
Top 8 Shareholders	**50.3%**	**50.3%**
Other Shareholders	49.7%	49.7%
Total	**100.0%**	**100.0%**
Tieto's Shareholders	62.5%	62.5%
EVRY's Shareholders	37.5%	37.5%

1) The post transaction shareholders of the combined company are calculated based on the latest shareholder information and an exchange ratio of 0.1200 Tieto shares for each EVRY share. Table excludes impact of Tieto treasury shares

- EVRY's largest shareholder Apax Partners, has undertaken to vote in favour of the merger at the EVRY EGM and to the following lock-ups, with respect to their shareholdings, subject to customary conditions:
  - 1/3 of shares will not be subject to any lock-up;
  - 1/3 of shares will be subject to a lock-up for the 6 month period immediately following completion; and
  - 1/3 of shares will be subject to a lock-up for the 12 month period immediately following completion
- Tieto's largest shareholders Cevian Capital and Solidium, have undertaken to vote in favor of the merger at the Tieto EGM
- The company continues to be listed on Nasdaq Helsinki and Nasdaq Stockholm. In addition, the company will seek listing on Oslo Børs in connection to the completion of the merger or as soon as possible thereafter

Financing and Capital Structure

Committed financing in place for the transaction

EUR 199.4 million cash component to be funded with new debt

The leverage of the combined company will remain moderate

- At the completion of the transaction, net debt/EBITDA ratio will temporarily increase to above 2.0
- We expect to reach our targeted level of below 2.0 in the medium term
- Continued healthy cashflow as foundation to deleverage

Equity increase of EUR 1.1 billion as a merger consideration

Illustrative gearing of the combination, as at 31 March 2019 is approximately 72%

The combined company anticipates to continue with attractive dividend practice

31 March 2019 Net debt (€ million)*

Evry	Tieto	Combined
622.9	273.2	896.1
New debt		199.4
622.9	273.2	1,095.6

* Includes IFRS16 impact

Governance and Regulatory Process

Governance	Shareholders Nomination Board	• Four largest shareholders will each contribute one member, with the Chairman as the fifth representative • The Chairman of the Nomination Committee would be Apax's Nomination Committee member
	Board Representation and Chairman	• The Shareholders' Nomination Board proposal, members of the Board of Directors of the Combined Company : Timo Ahopelto, Tomas Franzén, Liselotte Hägertz Engstam, Harri-Pekka Kaukonen, Niko Pakalén and Endre Rangnes of the current members of the Board of Directors of Tieto, Salim Nathoo, Rohan Haldea and Leif Teksum of the current members of the Board of Directors of EVRY • Tomas Franzén will chair the Board of Directors of the combined company • Employees will be contemplated to have a right to nominate four Board members
	CEO	• Kimmo Alkio will be CEO of the combined company following completion of the merger • Per Hove will work closely with Kimmo Alkio in the integration of the companies
Regulatory Process	Approvals Required	• Notification is required in Norway, Sweden, Finland and Ukraine
	Process	• Preparation for pre-notification to the authorities to start immediately • Statutory process followed including engagement with applicable authorities
	Timing	• Overall timing depends on the authorities' review and questions

Indicative Timeline

18 June, 2019	• The merger plan is announced and made available to the companies' shareholders
H2 2019	• Targeted publication of prospectus in mid-August 2019 • Tieto's and EVRY's EGMs to be held in September 2019 at the latest • Closing expected in Q4 2019 or Q1 2020 at the latest (subject to approval by EGMs in Tieto and EVRY as well as obtaining necessary merger control approvals and customary closing conditions)


tieto
EVRY
Digital Advantage
for Nordic Enterprises and Societies

Important Information